NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Second Quarter 2017 Results
Second quarter highlights:
•Consolidated net sales of $1.91 billion
•Operating profit of $83.1 million
•Earnings per diluted share of $1.02
•Repurchased $50 million of shares

PITTSBURGH, July 27, 2017/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its results for the second quarter of 2017.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, "Our second quarter results were in line with the outlook we provided in April. Notably, we returned to organic sales growth in the quarter, after eight consecutive quarters of sales declines, driven by growth in our Industrial and CIG end markets as well as in our Canadian and International businesses. Our sales momentum accelerated as the quarter progressed, and this trend has continued into July, with all geographies growing to start the third quarter. Backlog grew sequentially in the quarter versus the typical seasonal decline, with June marking the highest monthly backlog since 2012. Operating margin was also in line with our expectations, as we continue to execute our cost management and supply chain initiatives to mitigate the effects of a still-challenging and demand-constrained pricing environment. Additionally, during the quarter, we repurchased $50 million of shares, while remaining within our targeted financial leverage band.
The first half has developed as we expected, and we are encouraged with the improving momentum of our business. Our technical capabilities and service offerings promote loyal customer relationships and growth. In the second half, as our expected growth accelerates, we plan to invest to strengthen our differentiated business model and improve our competitive advantage in 2018 and beyond. Based upon our first half results and our plan for the second half, we have narrowed our full-year expectations for sales to be up 1% to 3%, operating margin to be 4.1% to 4.3%, and EPS to be $3.60 to $3.90 per diluted share with an effective tax rate of approximately 27%. We continue to expect free cash flow generation for the year to be at least 90% of net income."
The following are results for the three months ended June 30, 2017 compared to the three months ended June 30, 2016:

•
Net sales were $1.91 billion for the second quarter of 2017 and 2016. Organic sales for the second quarter of 2017 grew by 1.0% as foreign exchange rates negatively impacted net sales by 1.1%. Sequentially, net sales increased 7.7% and organic sales increased 8.0%.

•
Cost of goods sold for the second quarter of 2017 was $1.54 billion and gross profit was $366.1 million, compared to cost of goods sold and gross profit of $1.53 billion and $379.5 million for the second quarter of 2016, respectively. As a percentage of net sales, gross profit was 19.2% and 19.9% for the second quarter of 2017 and 2016, respectively.

•
Selling, general and administrative ("SG&A") expenses were $267.3 million, or 14.0% of net sales, for the second quarter of 2017, compared to $274.5 million, or 14.4% of net sales, for the second quarter of 2016.

•
Operating profit was $83.1 million for the current quarter, compared to $88.0 million for the second quarter of 2016. Operating profit as a percentage of net sales was 4.4% for the second quarter of 2017, compared to 4.6% for the second quarter of 2016.

•
Interest expense for the second quarter of 2017 was $16.8 million, compared to $19.5 million for the second quarter of 2016. Non-cash interest expense for the second quarter of 2017 and 2016, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was $1.1 million and $2.2 million, respectively.

•
The effective tax rate for the current quarter was 25.3%, compared to 27.3% for the prior year second quarter. The lower effective tax rate in the current quarter as compared to the prior year's comparable quarter is primarily the result of favorable discrete items and the mix of income earned in jurisdictions with lower tax rates.

•	Net income attributable to WESCO International, Inc. was $49.5 million and $49.8 million for the second quarter of 2017 and 2016, respectively.

•	Earnings per diluted share was $1.02 for the second quarter of 2017 and 2016, based on 48.8 million and 48.6 million diluted shares, respectively.

•
Operating cash flow for the second quarter of 2017 was $19.1 million, compared to $60.0 million for the second quarter of 2016. Free cash flow for the second quarter of 2017 was $13.8 million, or 28% of net income, compared to $56.5 million, or 113% of net income, for the second quarter of 2016. Additionally, the Company completed $50 million of share repurchases in the second quarter.

The following are results for the six months ended June 30, 2017 compared to the six months ended June 30, 2016:

•
Net sales were $3.68 billion for the first six months of 2017, compared to $3.69 billion for the first six months of 2016, a decrease of 0.1%. Acquisitions had a positive impact on net sales of 0.4% and were partially offset by a 0.2% negative impact from foreign exchange rates, resulting in a 0.3% decrease in organic sales for the first six months of 2017.

•
Cost of goods sold for the first six months of 2017 was $2.97 billion and gross profit was $716.1 million, compared to cost of goods sold and gross profit of $2.95 billion and $734.6 million for the first six months of 2016, respectively. As a percentage of net sales, gross profit was 19.4% and 19.9% for the first six months of 2017 and 2016, respectively.

•
Selling, general and administrative ("SG&A") expenses were $534.3 million, or 14.5% of net sales, for the first six months of 2017, compared to $543.8 million, or 14.7% of net sales, for the first six months of 2016.

•
Operating profit was $150.2 million for the first six months of 2017, compared to $157.5 million for the first six months of 2016. Operating profit as a percentage of net sales was 4.1% for the first six months of 2017, compared to 4.3% for the first six months of 2016.

•
Interest expense for the first six months of 2017 was $33.5 million, compared to $38.3 million for the first six months of 2016. Non-cash interest expense for the first six months of 2017 and 2016, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was $2.2 million and $4.2 million, respectively.

•
The effective tax rate for the first six months of 2017 was 25.1%, compared to 29.2% for the first six months of 2016. The current year's effective tax rate is lower than the prior year primarily due to favorable discrete items, including a benefit from the exercise and vesting of stock-based awards, as well as the mix of income earned in jurisdictions with lower tax rates.

•	Net income attributable to WESCO International, Inc. was $87.3 million for the first six months of 2017, compared to $85.9 million for the first six months of 2016.

•	Earnings per diluted share for the first six months of 2017 was $1.78, based on 49.1 million diluted shares, compared to $1.79 for the first six months of 2016, based on 47.8 million diluted shares.

•
Operating cash flow for the first six months of 2017 was $66.8 million, compared to $138.6 million for the first six months of 2016. Free cash flow for the first six months of 2017 was $57.0 million, or 65% of net income, compared to $131.5 million, or 156% of net income, for the first six months of 2016.

Mr. Engel continued, "We remain focused on executing our strategies to deliver above-market sales growth, improve profitability, generate strong cash flow, and increase shareholder value. The free cash flow generation capability of our business supports continued investment in our differentiated, services-oriented business model and One WESCO growth initiatives, including acquisitions, while providing us with the ability to return capital to our shareholders. Our efforts remain centered on providing excellent customer service and delivering value to our customers' operations and supply chains by providing comprehensive product and service solutions that meet their capital project, MRO, and OEM needs."
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the second quarter earnings as described in this News Release on Thursday, July 27, 2017, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Company's website at http://www.wesco.com. The call will be archived on this internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2016 annual sales were approximately $7.3 billion. The company employs approximately 9,000 people, maintains relationships with over 25,000 suppliers, and serves approximately 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2017		June 30, 2016
Net sales	$1,909.6		$1,911.6
Cost of goods sold (excluding	1,543.5	80.8%	1,532.1	80.1%
depreciation and amortization)
Selling, general and administrative expenses	267.3	14.0%	274.5	14.4%
Depreciation and amortization	15.7		17.0
Income from operations	83.1	4.4%	88.0	4.6%
Interest expense, net	16.8		19.5
Income before income taxes	66.3	3.5%	68.5	3.6%
Provision for income taxes	16.8		18.6
Net income	49.5	2.6%	49.9	2.6%
Net income attributable to noncontrolling interests	—		0.1
Net income attributable to WESCO International, Inc.	$49.5	2.6%	$49.8	2.6%

Earnings per diluted common share	$1.02		$1.02
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	48.8		48.6

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30, 2017		June 30, 2016
Net sales	$3,682.2		$3,687.5
Cost of goods sold (excluding	2,966.1	80.6%	2,952.9	80.1%
depreciation and amortization)
Selling, general and administrative expenses	534.3	14.5%	543.8	14.7%
Depreciation and amortization	31.6		33.3
Income from operations	150.2	4.1%	157.5	4.3%
Interest expense, net	33.5		38.3
Income before income taxes	116.7	3.2%	119.2	3.2%
Provision for income taxes	29.3		34.8
Net income	87.4	2.4%	84.4	2.3%
Net income (loss) attributable to noncontrolling interests	0.1		(1.5)
Net income attributable to WESCO International, Inc.	$87.3	2.4%	$85.9	2.3%

Earnings per diluted common share	$1.78		$1.79
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	49.1		47.8

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$87.8	$110.1
Trade accounts receivable, net	1,145.0	1,034.4
Inventories	866.3	821.4
Other current assets	206.5	206.5
Total current assets	2,305.6	2,172.4

Other assets	2,318.1	2,318.5
Total assets	$4,623.7	$4,490.9

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$769.0	$684.7
Current debt and short-term borrowings	25.2	22.1
Other current liabilities	170.2	190.0
Total current liabilities	964.4	896.8

Long-term debt	1,334.5	1,363.1
Other noncurrent liabilities	229.7	221.0
Total liabilities	2,528.6	2,480.9

Stockholders' Equity
Total stockholders' equity	2,095.1	2,010.0
Total liabilities and stockholders' equity	$4,623.7	$4,490.9

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Six Months Ended
	June 30, 2017	June 30, 2016
Operating Activities:
Net income	$87.4	$84.4
Add back (deduct):
Depreciation and amortization	31.6	33.3
Deferred income taxes	6.4	13.4
Change in trade receivables, net	(96.0)	(17.3)
Change in inventories	(36.9)	(4.4)
Change in accounts payable	76.8	(18.8)
Other	(2.5)	48.0
Net cash provided by operating activities	66.8	138.6

Investing Activities:
Capital expenditures	(9.8)	(7.1)
Acquisition payments	—	(50.9)
Other	3.5	(8.2)
Net cash used in investing activities	(6.3)	(66.2)

Financing Activities:
Debt repayments, net	(30.0)	(76.3)
Equity activity, net	(56.7)	(0.4)
Other	0.2	0.6
Net cash used in financing activities	(86.5)	(76.1)

Effect of exchange rate changes on cash and cash equivalents	3.7	3.7

Net change in cash and cash equivalents	(22.3)	—
Cash and cash equivalents at the beginning of the period	110.1	160.3
Cash and cash equivalents at the end of the period	$87.8	$160.3

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage and free cash flow. The Company believes that these non-GAAP measures are useful to investors as these provide a better understanding of sales performance, the use of debt and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

	Three Months Ended	Six Months Ended
Organic Sales Growth:	June 30, 2017	June 30, 2017

Change in net sales	(0.1)%	(0.1)%
Impact from acquisitions	—%	0.4%
Impact from foreign exchange rates	(1.1)%	(0.2)%
Impact from number of workdays	—%	—%
Organic sales growth	1.0%	(0.3)%

Three Months Ended
Organic Sales Growth - Sequential:	June 30, 2017

Change in net sales	7.7%
Impact from acquisitions	—%
Impact from foreign exchange rates	(0.3)%
Impact from number of workdays	—%
Organic sales growth	8.0%

Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Six Months Ended
Gross Profit:	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Net sales	$1,909.6	$1,911.6	$3,682.2	$3,687.5
Cost of goods sold (excluding depreciation
and amortization)	1,543.5	1,532.1	2,966.1	2,952.9
Gross profit	$366.1	$379.5	$716.1	$734.6
Gross margin	19.2%	19.9%	19.4%	19.9%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	June 30, 2017	December 31, 2016

Income from operations	$324.8	$332.0
Depreciation and amortization	65.2	66.9
EBITDA	$390.0	$398.9

	June 30, 2017	December 31, 2016
Current debt and short-term borrowings	$25.2	$22.1
Long-term debt	1,334.5	1,363.1
Debt discount and deferred financing fees(1)	15.3	17.3
Total debt	$1,375.0	$1,402.5

Financial leverage ratio	3.5	3.5

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of deferred financing fees and debt discount.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and deferred financing fees, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Six Months Ended
Free Cash Flow:	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Cash flow provided by operations	$19.1	$60.0	$66.8	$138.6
Less: Capital expenditures	(5.3)	(3.5)	(9.8)	(7.1)
Free cash flow	$13.8	$56.5	$57.0	$131.5
Percentage of net income	28%	113%	65%	156%
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund other investing and financing activities.